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Exhibit (a)(15)

FOR IMMEDIATE RELEASE

SUN CAPITAL AMENDS TENDER OFFER FOR KELLWOOD SHARES TO INCLUDE
CONDITION FOR PROPORTIONAL REPRESENTATION ON KELLWOOD BOARD

Would Assure Sun Capital of Board Control Upon Closing of Tender Offer; All Other
Conditions/Terms Remain Unchanged; Tender Scheduled to Expire on February 12

        New York, February 8, 2008—Sun Capital Securities Group, LLC today announced that it has amended its tender offer to purchase all of the outstanding shares of Kellwood Company ("Kellwood" or the "Company") (NYSE: KWD) common stock for $21.00 per share in cash. The purpose of the amendment is to include the additional condition that, upon the closing of the tender offer, Sun Capital representatives on the Kellwood Board of Directors will constitute a majority of the directors and be proportionate in number to Sun Capital's percentage shareholding in the Company. As Sun Capital does not intend, and is not obligated, to close the tender offer unless it owns a majority of Kellwood's common shares, this condition assures Sun Capital of control of the Kellwood Board upon the closing of the tender offer. Sun Capital notes that all other conditions and terms of the tender offer, which is not contingent on financing or due diligence, remain unchanged. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight New York City time, on Tuesday, February 12, 2008, unless extended.

About Sun Capital

        Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 180 companies worldwide with combined sales in excess of $35.0 billion since Sun Capital's inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, and affiliates with offices in London, Tokyo, and Shenzhen.

Additional Information and Where to Find It

        This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Kellwood. The offer to purchase or solicitation of offers to sell is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related offer documents) filed by Cardinal Integrated, LLC with the SEC on January 15, 2008. Before making any decision with respect to the offer, Kellwood stockholders are advised to read these documents, as they may be amended from time to time, and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information, including the terms and conditions of the offer. Kellwood stockholders may obtain copies of these documents for free at the SEC's website at www.sec.gov, or by calling D.F. King & Co., Inc., the Information Agent for the offer, at (800) 269-6427. Purchase and other tender offer documents, will also be available at http://www.KellwoodValue.com.

        This press release and the Offer to Purchase do not constitute a solicitation of a proxy for or with respect to any annual or special meeting of Kellwood's stockholders. Any such solicitation will be made only pursuant to separate proxy solicitation materials complying with all applicable requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended.

Cautionary Statement Regarding Forward-Looking Statements

        This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Sun Capital Partners, Inc. and its affiliates and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Sun Capital does not assume any obligation to update any forward-looking statements contained in this press release.

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Contact:

Media: Sard Verbinnen & Co Jim Barron/Maggie Pisacane/ Nathaniel Garnick (212) 687-8080	Stockholders: D.F. King & Co., Inc. Richard Grubaugh/ Edward McCarthy (212) 269-5550

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  Exhibit (a)(15)
SUN CAPITAL AMENDS TENDER OFFER FOR KELLWOOD SHARES TO INCLUDE CONDITION FOR PROPORTIONAL REPRESENTATION ON KELLWOOD BOARD Would Assure Sun Capital of Board Control Upon Closing of Tender Offer; All Other Conditions/Terms Remain Unchanged; Tender Scheduled to Expire on February 12